Exhibit 10.13

October 18, 2007

Jerry Buysse

Dear Jerry:

We are pleased to extend to you an offer to join Relypsa, Inc. (the “Company”) as our Chief Scientific Officer and Senior Vice President—Research. The following terms apply and will constitute your employment agreement with the Company (the “Agreement”).

1. EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on your first day of employment, currently scheduled for October 29, 2007, and shall continue until terminated in accordance with Section 4 herein.

1.2 Title. You shall have the title of Chief Scientific Officer and Senior Vice President—Research, and shall report to Jay Shepard. You shall also serve in such other capacity or capacities as the Company may from time to time prescribe.

1.3 Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the positions of Chief Scientific Officer and Senior Vice President—Research, consistent with the bylaws of the Company. As a Company employee, you will be expected to comply with Company policies and acknowledge in writing that you have read the Company’s Employee Handbook. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

1.4 Location. Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company’s offices located in Santa Clara, California, or, with the Company’s consent, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

1

Jerry Buysse

October 18, 2007

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

2.2 Covenant not to Compete. Except with the prior written consent of the Company’s Board of Directors (the “Board”), you will not, while employed by the Company, or during any period during which you are receiving compensation or any other consideration from the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3 Agreement not to Participate in Company’s Competitors. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3. COMPENSATION.

3.1 Base Salary. The Company shall pay you a base salary of two hundred fifty thousand dollars ($250,000.00) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company shall review your base salary periodically relative to your contributions to the success of the Company, your level of performance as it relates to your official duties, and the labor market for similarly situated professionals. Adjustments to your base salary, if any, will be made solely at the discretion of the Board.

3.2 Discretionary Bonus. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to fifteen percent (25%) of your then-current base salary (the “Target Annual Bonus”), as determined by the Board in its sole discretion based upon the Board’s evaluation of your achievement of specific individual and/or Company-wide goals to be established by the Board (the “Bonus Milestones”). Any bonus for 2007 shall be pro-rated based upon your actual employment start date.

Jerry Buysse

October 18, 2007

3.3 Employment Taxes. All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4 Changes to Compensation. Your compensation may be changed from time to time in the Company’s sole discretion.

3.5 Vacation; Benefits. You will be entitled to accrue up to twenty-one (21) days of Paid Time Off (“PTO”) per year, subject to the terms of the Company’s PTO policy. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in such other benefits plans as may be made available to the Company’s senior management team from time to time.

3.6 Expense Reimbursements. The Company shall reimburse you for all reasonable business expenses incurred in the conduct of your duties hereunder in accordance with its standard expense reimbursement policies.

4. TERMINATION.

4.1 Termination for Death or Complete Disability. Your employment with the Company shall terminate automatically effective upon the date of your death or Complete Disability (as defined below).

4.2 Termination By the Company. Your employment with the Company is at will. The Company may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.2.1 Termination by the Company For Cause. The Company may terminate your employment under this Agreement for Cause (as defined below) by delivery of written notice to you specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.2.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.2.2 Termination by the Company Without Cause. The Company may terminate your employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date you are so informed, or as otherwise specified by the Company.

4.3 Termination By The Executive. Your employment with the Company is at will. You may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.3.1 Good Reason. You may terminate your employment under this Agreement for Good Reason (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

Jerry Buysse

October 18, 2007

4.3.2 Without Good Reason. You may terminate your employment under this Agreement for other than Good Reason upon thirty (30) days written notice to the Company, delivered to the Chief Executive Officer of the Company.

4.4 Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of you and the Company. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If your employment is terminated by death or Complete Disability as provided in Section 4.1, the Company shall pay to you or to your heirs all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you and/or to your heirs under this Agreement, except as otherwise provided by law.

4.5.2 For Cause or Without Good Reason. If your employment is terminated by the Company for Cause, or if you terminate your employment hereunder without Good Reason, the Company shall pay you all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you under this Agreement, except as provided by law.

4.5.3 Without Cause or For Good Reason Other Than Following a Change in Control. If, at any time other than within the twelve (12) months following a Change in Control of the Company (as defined below), the Company terminates your employment without Cause, or you terminate your employment for Good Reason, the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company) (the “Release”) within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following (collectively, the “Severance Benefits”):

(i) the equivalent of nine (9) months of your base salary in effect at the time of termination (not taking into account any reduction in your base salary that would give rise to your right to resign for Good Reason pursuant to Section 4.6.2(ii)), less standard deductions and withholdings, to be paid in a single lump sum on the first regularly-scheduled payroll date following the effective date of the Release (as defined therein); and

(ii) in the event you are eligible for and timely elect continued coverage under COBRA, payment of the same portion of your COBRA health insurance premiums as the Company paid during your employment, for the period commencing on the first

Jerry Buysse

October 18, 2007

day of the first full calendar month following the effective date of the Release and ending on the earlier of: (i) the last day of the sixth full calendar month following the effective date of the Release; or (ii) the date on which you become enrolled in the group health insurance plan of another employer.

4.5.4 Without Cause or For Good Reason Following a Change in Control. If at any time within the twelve (12) months following a Change in Control of the Company, the Company terminates your employment without Cause, or you terminate your employment for Good Reason, the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective Release in the form attached hereto as Exhibit A within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following (collectively, the “Change in Control Severance Benefits”):

(i) the equivalent of twelve (12) months of your annual base salary in effect at the time of termination (not taking into account any reduction in your base salary that would give rise to your right to resign for Good Reason pursuant to Section 4.6.2(ii)), less standard deductions and withholdings, to be paid in a single lump sum on the first regularly-scheduled payroll date following the effective date of the Release; and

(ii) in the event you are eligible for and timely elect continued coverage under COBRA, payment of the same portion of your COBRA health insurance premiums as the Company paid during your employment, for the period commencing on the first day of the first full calendar month following the effective date of the Release and ending on the earlier of (i) the last day of the twelfth full calendar month following the effective date of the Release; or (ii) the date on which you become enrolled in the group health insurance plan of another employer; and

(iii) provided that the Company determines, in its sole discretion, that as of the date of your termination of employment, you and/or the Company are on track to achieve all Bonus Milestones by the end of the applicable performance period, a pro-rata portion of the Target Annual Bonus for the year in which your employment is terminated, calculated based upon the total number of days elapsed in the calendar year as of the termination date, such amount to be paid in a single lump sum on the first regularly-scheduled payroll date following the effective date of the Release (as defined therein); and

(iv) pursuant to your Restricted Stock Purchase Agreement with the Company (the “Purchase Agreement”), effective as of the effective date of the Release the Company’s Repurchase Option (as defined in the Purchase Agreement) shall automatically lapse as to 100% of your shares of the Company’s common stock, such that all such shares shall immediately become fully vested.

Jerry Buysse

October 18, 2007

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2 Good Reason. “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:

(i) a material diminution in your duties and responsibilities with the Company, provided, however, that a change in title or reporting relationship shall not constitute Good Reason;

(ii) a material reduction in your base salary, provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees shall not constitute Good Reason; or

(iii) a relocation of your principal business office to a location more than fifty (50) miles from the location immediately prior to the change, provided, however, that travel away from your business office in connection with Company business shall not constitute Good Reason.

Provided, however, that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) you give the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following its receipt of the written notice (the “Cure Period”); and (iii) you terminate your employment within thirty (30) days following the end of the Cure Period.

Jerry Buysse

October 18, 2007

4.6.3 Cause. “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion:

(i) your commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof;

(ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company;

(iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company;

(iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or

(v) your gross misconduct.

The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole discretion.

4.6.4 Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of anyone or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii) the dissolution or liquidation of the Company; or

(iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections. Sections 2.2, 4, 5, 6, 7, 8, 12 and 15 of this Agreement shall survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit you would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”),

Jerry Buysse

October 18, 2007

then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

4.8 Application of Internal Revenue Code Section 409A. Severance benefits payable pursuant to this Agreement are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations or otherwise exempt from application of Section 409A of the Code.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 As a condition of employment you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B.

5.2 While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

Jerry Buysse

October 18, 2007

6. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8. INTEGRATION.

This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

9. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

10. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

Jerry Buysse

October 18, 2007

If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than Wednesday, October 24, 2007. After such date this offer shall lapse.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Relypsa, Inc.

By:	/s/ Scott Rocklage

Name:	Scott Rocklage
Title:	Interim President and Chief Financial Officer

Agreed and Accepted:

/s/ Jerry Buysse
JERRY BUYSSE

Dated: 10/25/2007